                          IPALCO ENTERPRISES, INC.                                                        EXHIBIT 11.1

              Exhibit 11.1 - Computation of Per Share Earnings


                    For the Quarter Ended March 31, 1996


QUARTER ENDED MARCH 31, 1996:                            Earnings Per                                 Fully
                                                         Common Share            Primary             Diluted
                                                         ------------          ----------           ----------
Weighted Average Number of Shares
        Average Common Shares Outstanding at 3/31/96      56,863,142           56,863,142           56,863,142
        Dilutive Effect for Stock Options at 3/31/96              -               128,803              144,537
                                                         -----------           ----------           ----------
        Weighted Average Shares at 3/31/96                56,863,142           56,991,945           57,007,679
                                                         ===========           ==========           ==========

Net Income To Be Used To Compute Fully
   Diluted Earnings Per Average Common Share                             (Dollars in thousands)
       Net Income                                            $35,548              $35,548              $35,548
                                                         ===========           ==========           ==========

Earnings Per Average Common Share                              $0.63                $0.62 (a)            $0.62 (a)
                                                         ===========           ==========           ==========















Note:
(a)  This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.